UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to § 240.14a-12

CAPITAL TRUST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CAPITAL TRUST SETS DATE OF SPECIAL MEETING AND RECORD DATES FOR

SPECIAL MEETING AND SPECIAL CASH DIVIDEND

New York, NY—November 2, 2012— Capital Trust, Inc. (NYSE: CT) (“Capital Trust”) today announced that Capital Trust’s Board of Directors designated Wednesday, December 19, 2012 as the date of the special meeting of stockholders to consider and vote on proposals to approve its previously announced transactions with an affiliate of Blackstone (NYSE: BX) (the “Transactions”). The Board has set the close of business on November 12, 2012 as the record date for stockholders of record entitled to vote at the special meeting.

As contemplated by the agreement governing the Transactions, the close of business on November 12, 2012 will also serve as the record date for stockholders entitled to receive the previously announced special cash dividend of $2.00 per share, which was declared for payment to stockholders of record as of that date. Payment of the special dividend is contingent upon the consummation of the Transactions and will not be paid unless all of the proposals relating to the Transactions are approved by stockholders at the special meeting. The payment date for the special dividend will not be set until completion of the Transactions. As explained below, Capital Trust’s common stock will trade with “due-bills” representing an assignment of the right to receive the special dividend and will not trade ex-dividend until the first business day after the special dividend payment date.

As required by the New York Stock Exchange’s procedures, Capital Trust’s common stock will trade with due-bills representing the special dividend beginning on November 7, 2012 (three business days prior to the special dividend record date) through the payment date that will be set upon completion of the Transactions. The payment date for the special dividend is expected to be as soon as practicable following the December 19th special meeting and the completion of the transactions. Stockholders who sell their shares on or before the payment date will not be entitled to receive the special dividend. Due-bills obligate a seller to deliver the dividend to the buyer. The due-bill obligations are settled customarily between the brokers representing the buyers and sellers of the stock. Capital Trust has no obligations for either the amount of the due-bill or the processing of the due-bill. Buyers and sellers of Capital Trust’s common stock should consult their broker before trading in Capital Trust’s common stock to be sure they understand the effect of the NYSE’s due-bill procedures.

Additional Information

In connection with the Transactions, Capital Trust has filed a preliminary proxy statement under Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) which contains detailed information about the Transactions and special meeting. The definitive proxy statement is expected to be publicly filed with the SEC on November 12, 2012. Capital Trust expects the Transactions to close in December as soon as practicable after the special meeting. Capital Trust stockholders are advised to read the definitive proxy statement when it becomes available because it will contain important information regarding Capital Trust and the Transactions. Investors may obtain a free copy of the proxy statement and other relevant documents filed by Capital Trust with the SEC at the SEC’s website at http://www.sec.gov.

Capital Trust and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from Capital Trust’s stockholders in connection with the Transactions. Information concerning the names, affiliations and interests of Capital Trust’s directors and executive officers is described in the preliminary proxy statement relating to the Transactions filed with the SEC on October 15, 2012 and amended on October 29, 2012.

About Capital Trust

Capital Trust, Inc. (NYSE: CT) is a real estate finance company that specializes in credit sensitive structured financial products. To date, Capital Trust’s investment programs have focused primarily on loans and securities backed by commercial real estate assets, investing both for its balance sheet and for third party vehicles. Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol “CT.” Capital Trust is headquartered in New York City.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to future financial results and business prospects. The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, the potential failure to obtain required stockholder approval of the Transactions, the failure of closing conditions to be satisfied and the possibility that the Transactions will not be consummated and the special dividend will not be paid and the possibility that the anticipated benefits from the Transactions will not be realized, or will not be realized within the expected time period, the possibility that Capital Trust will be unable to resume its business as anticipated, the risk that Capital Trust’s management team will not be integrated successfully into the Blackstone business, the potential for disruption in its relationship with private equity investors resulting from the consummation of the Transactions, the performance of Capital Trust’s investments, the timing of collections, its capability to repay indebtedness as it comes due, competition for servicing and investment management assignments, its ability to originate investments, the availability of capital and Capital Trust’s tax status, as well as other risks indicated from time to time in Capital Trust’s Form 10-K and Form 10-Q filings with the SEC. Capital Trust assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.

MEDIA CONTACTS:

Douglas Armer

(212) 655-0220